Exhibit 99.1

OpGen Announces Partial Adjournment of

Annual Meeting for Proposal 2 with All Other Proposals Passed

ROCKVILLE, Md., June 9, 2021 – OpGen, Inc. (Nasdaq: OPGN, “OpGen” or the “Company”), a precision medicine company harnessing the power of molecular diagnostics and informatics to help combat infectious disease, today announced that the Company conducted its 2021 annual stockholders meeting (the “Annual Meeting”) and adjourned the meeting solely with respect to Proposal 2 set forth in its Definitive Proxy Statement (the “Proxy Statement”) filed with the Securities and Exchange Commission on April 26, 2021. Proposal 2 is a proposal to amend the Amended and Restated Certificate of Incorporation in order to increase the number of shares of capital stock from 60,000,000 to 110,000,000 shares and the authorized number of shares of common stock from 50,000,000 shares to 100,000,000 shares. All other proposals were passed at the Annual Meeting with strong support from stockholders.

The Company has therefore adjourned the Annual Meeting solely with respect to Proposal 2 to provide its stockholders additional time to vote on Proposal 2. The Annual Meeting will resume with respect to Proposal 2 at 10:00 a.m. Eastern time on July 7, 2021 and will continue to be held at the Company’s offices located at 9717 Key West Ave, Suite 100, Rockville, MD 20850.* The record date for determining stockholders eligible to vote at the Annual Meeting will remain the close of business on April 15, 2021. Of those OpGen stockholders, representing approximately 43% of all shares outstanding as of the record date, who have already voted on Proposal 2, more than two thirds have voted in favor of the proposal.

Oliver Schacht, CEO of OpGen commented: “We are very encouraged by the number of stockholders that voted this year, with an overwhelming support of stockholders voting in favor of all proposals. In terms of Proposal 2, we need at least 66.67% of all of OpGen’s shares outstanding as of the record date to vote in favor of this proposal in order for it to pass. I cannot understate the importance of Proposal 2 for the ongoing success of the Company, which is why our Board unanimously recommends this proposal be approved. While OpGen had a strong cash position of $ 39.4 million at the end of Q1-2021, these additional authorized shares will provide the Company the necessary flexibility to continue to expand, strategically manage and potentially help repay our long-term debt, and raise additional capital when needed. Stockholders should also note that we will be holding a webinar on June 29, 2021 at 11:00 am EDT to provide a further business update.”

Stockholders as of close of business on April 15, 2021, the record date for the Annual Meeting, who have not yet voted are encouraged to vote over the Internet at http://www.pstvote.com/opgen2021. Stockholders needing assistance voting or have questions may contact the Company’s proxy solicitation firm, Alliance Advisors, LLC, at 800-574-6217 or melissacarlson@allianceadvisors.com.

* As part of our precautions regarding the coronavirus (or COVID-19) pandemic, we are planning for the possibility that we may need to change the location of the Annual Meeting, or the Annual Meeting may be held solely by means of remote communication. If we take this step, we will announce the decision to do so in advance, and details on how to participate will be available on our website at https://ir.opgen.com/.

About OpGen, Inc.

OpGen, Inc. (Rockville, MD, USA) is a precision medicine company harnessing the power of molecular diagnostics and bioinformatics to help combat infectious disease. Along with subsidiaries, Curetis GmbH and Ares Genetics GmbH, we are developing and commercializing molecular microbiology solutions helping to guide clinicians with more rapid and actionable information about life threatening infections to improve patient outcomes, and decrease the spread of infections caused by multidrug-resistant microorganisms, or MDROs. OpGen’s product portfolio includes Unyvero®, Acuitas® AMR Gene Panel and Acuitas® Lighthouse, and the ARES Technology Platform including ARESdb®, using NGS technology and AI-powered bioinformatics solutions for antibiotic response prediction.

For more information, please visit www.opgen.com.

Forward-Looking Statements

This press release includes statements regarding the adjournment of OpGen’s Annual Meeting. These statements and other statements regarding OpGen’s Unyvero products, their commercialization and launch, future plans and goals constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond our control, and which may cause results to differ materially from expectations. Factors that could cause our results to differ materially from those described include, but are not limited to, our ability to successfully, timely and cost-effectively develop, seek and obtain regulatory clearance for and commercialize our product and services offerings, the rate of adoption of our products and services by hospitals and other healthcare providers, the fact that we may not effectively use proceeds from recent financings, including our November 2020 private placement, February 2021 Registered Direct and March 2021 warrant exercise and exchange, the realization of expected benefits of our business combination transaction with Curetis GmbH, the success of our commercialization efforts, the impact of COVID-19 on the Company’s operations, financial results, and commercialization efforts as well as on capital markets and general economic conditions, the effect on our business of existing and new regulatory requirements, and other economic and competitive factors. For a discussion of the most significant risks and uncertainties associated with OpGen's business, please review our filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which are based on our expectations as of the date of this press release and speak only as of the date of this press release. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

OpGen:
Oliver Schacht
President and CEO
InvestorRelations@opgen.com

OpGen Press Contact:
Matthew Bretzius
FischTank Marketing and PR
matt@fischtankpr.com

OpGen Investor Contact:
Megan Paul
Edison Group
mpaul@edisongroup.com